UIL Holdings Corporation	EXHIBIT 99.1
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901

NEWS RELEASE
August 3, 2012	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact:	Michael West Jr.	203-499-3858

UIL Reports Second Quarter 2012 Results and Affirms 2012 Earnings Guidance

UIL Holdings Corporation (NYSE: UIL) today reported consolidated net income of $12.0 million, or $0.23 per diluted share for the second quarter of 2012, compared to $14.2 million or $0.28 per diluted share for the same period in 2011.  For the first six months of 2012, UIL’s consolidated net income was $59.0 million, or $1.16 per diluted share, compared to $66.2 million, or $1.30 per diluted share for the same period in 2011.

“We experienced the warmest winter on record and those warm temperatures continued into spring.  The warm temperatures significantly impacted the financial results of our gas business,” said James P. Torgerson, UIL’s president and chief executive officer.  “We have been able to mitigate some of the weather’s impact by maintaining our focus on short-term O&M cost controls.  We also continue to execute on our growth strategy of converting businesses and households in our service territory to natural gas heat.  Year-to-date 2012 conversions are 46% ahead of 2011 levels and we currently are on target to meet our 2012 goal.”

Electric distribution, CTA & other

Earnings from the electric distribution business for the second quarter in 2012 were $10.9 million, or $0.21 per diluted share, compared to $11.1 million, or $0.22 per diluted share, for the same period in 2011. The decrease in earnings for the quarter was primarily attributable to a decrease in allowance for funds used during construction (AFUDC), partially offset by increased income from UI’s equity investment in GenConn.

For the first six months of 2012, the electric distribution business had total earnings of $25.1 million, or $0.49 per diluted share, compared to $21.8 million, or $0.43 per diluted share, for the same period in 2011.  The increase in earnings for the first six months was primarily attributable to increased income from UI’s equity investment in GenConn.

Pre-tax earnings from the equity investment in GenConn were $3.9 million, compared to pre-tax earnings of $2.6 million for the same period in 2011.  For the first six months of 2012 pre-tax earnings from the equity investment in GenConn were $8.4 million, compared to $4.7 million for the same period in 2011.

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Electric transmission

Earnings from the electric transmission business for the second quarter in 2012 were $7.8 million, or $0.15 per diluted share, compared to $7.9 million, or $0.15 per diluted share, for the same period in 2011.   For the first six months of 2012, total transmission earnings were $15.2 million, or $0.30 per diluted share, compared to $15.6 million, or $0.31 per diluted share for the same period in 2011.  The decrease was primarily attributable to a decrease in the AFUDC, partially offset by an increase in rate base.

Gas distribution

The gas distribution business incurred a loss of $3.2 million, or $0.06 per diluted share for the second quarter in 2012, compared to a loss of $1.5 million, or $0.03 per diluted share for the same period in 2011, consistent with the seasonal nature of the gas business.  The reduction in gas distribution sales, primarily driven by warmer weather and reduced per customer usage, resulted in a $4.1 million decrease in pre-tax gross margin, compared to the second quarter in 2011.

For the first six months of 2012, earnings from the gas distribution business were $25.2 million, or $0.49 per diluted share, compared to $35.9 million, or $0.71 per diluted share for the same period in 2011.   Earnings for the second quarter and first six months of 2012 were negatively impacted by lower sales volume primarily due to the impact of warmer weather compared to the same periods in 2011.  Heating degree days for the first six months were 20.7% below normal and 21% lower compared to 2011.  The warmer temperatures in the first six months of 2012, coupled with reduced per customer usage, resulted in an $18.1 million decrease in pre-tax gross margin, compared to the same period in 2011.  The decrease in gross margin for the first six months was partially offset by weather insurance of $3.5 million.

“On a positive note, the warmer weather has helped us in our gas conversion efforts and allowed us to get a jump start on gas construction projects,” added Torgerson.  “Year-to-date, we have converted more than 4,600 customers, compared to 3,190 customers in the first six months of 2011 and are on track to meet our 2012 goal.”

Corporate

UIL Holdings retains certain costs, primarily interest expense, at the holding company, or “corporate” level, which are not allocated to the various subsidiaries.  UIL Corporate incurred net after-tax costs of $3.5 million, or $0.07 per diluted share, in the second quarter of 2012, compared to net after-tax costs of $3.3 million, or $0.06 per diluted share, in the same period of 2011.  For the first six months of 2012, UIL Corporate incurred net after-tax costs of $6.5 million, or $0.12 per diluted share, compared to $7.1 million, or $0.15 per diluted share for the first six months of 2011.  The reduction in costs for the first six months was primarily attributable to decreased interest expense resulting from lower short-term borrowings.

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Looking Forward

UIL affirms the earnings guidance reported on May 4, 2012, as shown below.

Second Quarter 2012 Earnings Conference Call

In conjunction with this earnings release, UIL Holdings will conduct a webcast conference call with financial analysts on Monday, August 6, 2012, beginning at 10:00 a.m. eastern time.  UIL Holdings’ executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of approximately 700,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $4 billion.

UIL Holdings is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (Berkshire), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire serves natural gas customers in western Massachusetts. UIL Holdings employs more than 1,800 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes that a breakdown, presented on a net income and per share basis is useful in understanding the change in the consolidated results of operations for UIL Holdings from one reporting period to another. UIL Holdings presents such per share amounts by taking the pretax amounts determined in accordance with generally accepted accounting principles (GAAP), and applying UIL Holdings' combined effective statutory federal and state tax rate and then dividing the results by the average number of shares of UIL Holdings common stock outstanding for the periods presented. Any such amounts provided are provided for informational purposes only and are not intended to be used to calculate "Pro-forma" amounts.

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UIL Holdings also believes earnings per share (EPS) information as presented in its earnings guidance is useful in understanding the earnings expectations for the business as a whole.  The amounts presented in the earnings guidance show the EPS for each of UIL Holdings’ lines of business.  EPS is calculated by dividing the 2012 net income for each line of business by the average number of shares of UIL Holdings common stock outstanding for 2012. Total consolidated EPS is a GAAP-basis presentation.

Forward-Looking Statements

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on UIL Holdings’ expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity, gas and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiaries, The United Illuminating Company, The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company. The foregoing and other factors are discussed and should be reviewed in UIL Holdings’ most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and UIL Holdings undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated financial information for the second quarter and first six months of 2012 and 2011:

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Operating Revenues	$283,508	$314,049	$741,846	$875,102

Operating Expenses
Operation
Purchased power	34,358	37,311	75,016	86,574
Natural gas purchased	39,953	63,537	190,758	292,880
Operation and maintenance	88,586	90,393	174,793	175,525
Transmission wholesale	17,234	17,607	33,282	34,629
Depreciation and amortization	43,048	39,077	89,607	84,048
Taxes - other than income taxes	23,822	25,900	54,422	61,407
Total Operating Expenses	247,001	273,825	617,878	735,063
Operating Income	36,507	40,224	123,968	140,039

Other Income and (Deductions), net	4,872	5,604	13,789	10,269

Interest Charges, net
Interest on long-term debt	21,825	22,670	42,927	44,007
Other interest, net	1,312	422	2,847	1,729
	23,137	23,092	45,774	45,736
Amortization of debt expense and redemption premiums	599	505	1,208	1,335
Total Interest Charges, net	23,736	23,597	46,982	47,071

Income Before Income Taxes, Equity Earnings	17,643	22,231	90,775	103,237

Income Taxes	9,546	10,708	40,089	41,718

Income Before Equity Earnings	8,097	11,523	50,686	61,519
Income from Equity Investments	3,915	2,647	8,402	4,709

Net Income	12,012	14,170	59,088	66,228
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	13	14	39	28

Net Income attributable to UIL Holdings	$11,999	$14,156	$59,049	$66,200

Average Number of Common Shares Outstanding - Basic	50,793	50,628	50,740	50,574
Average Number of Common Shares Outstanding - Diluted	51,041	50,872	51,002	50,824

Earnings Per Share of Common Stock - Basic:	$0.24	$0.28	$1.16	$1.31

Earnings Per Share of Common Stock - Diluted:	$0.23	$0.28	$1.16	$1.30

Cash Dividends Declared per share of Common Stock	$0.432	$0.432	$0.864	$0.864

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Three and Six Months Ended June 30, 2012 and 2011
(Thousands of Dollars)
(Unaudited)

	2012	2011	2012	2011

Net Income	$12,012	$14,170	$59,088	$66,228
Other Comprehensive Income, net	(154)	(26)	201	146
Comprehensive Income	11,858	14,144	59,289	66,374
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	13	14	39	28
Comprehensive Income attributable to UIL Holdings	$11,845	$14,130	$59,250	$66,346

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30,	December 31,
(thousands of dollars)	2012	2011
ASSETS
Current assets	$558,346	$667,228
Other investments	149,706	153,653
Net property, plant and equipment	2,651,170	2,570,355
Regulatory assets	914,971	983,222
Goodwill	266,205	266,797
Deferred charges and other assets	103,819	103,354
Total Assets	$4,644,217	$4,744,609

LIABILITIES AND CAPITALIZATION
Current liabilities	$427,649	$641,868
Noncurrent liabilities	611,679	650,555
Deferred income taxes	413,436	388,553
Regulatory liabilities	430,771	420,175
Total Liabilities	1,883,535	2,101,151

Long-term debt, net of unamortized discount and premium	1,645,139	1,548,347
Preferred stock of subsidiary	750	750
Net common stock equity	1,114,793	1,094,361
Total Capitalization	2,760,682	2,643,458

Total Liabilities and Capitalization	$4,644,217	$4,744,609